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                            STOCKHOLDERS AGREEMENT

                                    Between

                        QUEST DIAGNOSTICS INCORPORATED

                                      and

                            SMITHKLINE BEECHAM PLC

                          Dated as of August 16, 1999




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                               TABLE OF CONTENTS


                                   ARTICLE I

                                  Definitions


         SECTION 1.01.  Definitions..........................................2



                                  ARTICLE II

                                  Governance

         SECTION 2.01.  Initial Board Representation.........................5
         SECTION 2.02.  Continuing Board Representation......................5
         SECTION 2.03.  Resignations and Replacements........................6
         SECTION 2.04.  Committees...........................................6
         SECTION 2.05.  Approval of Director Nominees........................6
         SECTION 2.06.  No Voting Trust......................................6
         SECTION 2.07.  Reinstatement........................................7


                                  ARTICLE III

                      Voting Rights and Appraisal Rights


         SECTION 3.01.  Voting Restrictions..................................7
         SECTION 3.02.  Appraisal Rights.....................................7


                                  ARTICLE IV

                             Standstill Provisions


         SECTION 4.01.  Standstill Period....................................8


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         SECTION 4.02.  Transfer Restrictions................................8
         SECTION 4.03.  Acquisition of Additional Shares; Other Restrictions.9
         SECTION 4.04.  Third Party Offers..................................11
         SECTION 4.05.  Right of First Refusal..............................11
         SECTION 4.06.  Additional Shares...................................12


                                   ARTICLE V

                              Registration Rights


         SECTION 5.01.  Restrictive Legend..................................13
         SECTION 5.02.  Notice of Proposed Transfer.........................13
         SECTION 5.03.  Request for Registration............................14
         SECTION 5.04.  Incidental Registration.............................15
         SECTION 5.05.  Shelf Registration..................................16
         SECTION 5.06.  Obligations of the Company..........................17
         SECTION 5.07.  Furnish Information.................................19
         SECTION 5.08.  Expenses of Registration............................19
         SECTION 5.09.  Underwriting Requirements...........................20
         SECTION 5.10.  Indemnification.....................................20
         SECTION 5.11.  Lockup..............................................23


                                  ARTICLE VI

                                 Miscellaneous


         SECTION 6.01.  Interpretation......................................23
         SECTION 6.02.  Amendments..........................................24
         SECTION 6.03.  Assignment..........................................24
         SECTION 6.04.  No Third-Party Beneficiaries........................24
         SECTION 6.05.  Notices.............................................24
         SECTION 6.06.  Attorney Fees.......................................25
         SECTION 6.07.  Counterparts........................................25
         SECTION 6.08.  Severability........................................25
         SECTION 6.09.  Consent to Jurisdiction.............................26
         SECTION 6.10.  Waiver of Jury Trial................................26


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         SECTION 6.11.  Specific Performance................................26
         SECTION 6.12.  Principal Stockholder Information...................26
         SECTION 6.13.  Governing Law.......................................27

                            STOCKHOLDERS AGREEMENT


          STOCKHOLDERS AGREEMENT, dated as of August 16, 1999 (this "Agreement"), between , SMITHKLINE BEECHAM PLC public limited company organized under the laws of England (the "Stockholder"), and QUEST DIAGNOSTICS INCORPORATED, a Delaware corporation (the "Company").

          WHEREAS, the execution and delivery of this Agreement is a condition to the obligations of the Company and the Stockholder under the Stock and Asset Purchase Agreement dated as of February 9, 1999, among the Company, the Stockholder and SmithKline Beecham Corporation, a Pennsylvania corporation and an indirect wholly owned subsidiary of the Stockholder (the "Purchase Agreement"), pursuant to which the Stockholder shall cause Seller Subsidiary (as defined in the Purchase Agreement) to sell to the Company, and the Company shall purchase from Seller Subsidiary, the Shares (as defined in the Purchase Agreement) and shall sell to the Company and shall cause the Seller Entities (as defined in the Purchase Agreement) to sell to the Company, and the Company shall purchase from the Stockholder and the Seller Entities, certain assets, and the Company shall assume certain liabilities, all upon the terms and subject to the conditions set forth in the Purchase Agreement;

          WHEREAS, upon consummation of the transaction contemplated by the Purchase Agreement, the Stockholder will beneficially own 12,564,336 shares of the common stock of the Company, par value $0.01 per share (together with any common stock of the Company issued as a dividend or other distribution with respect thereto, or in exchange therefor, or in replacement thereof, the "Company Common Stock"); and

          WHEREAS, the Company and the Stockholder now wish to enter into this Agreement to set forth their understanding as to the matters set forth herein with respect to, among other things, representation on the Company's Board of Directors (the "Board") and the holding, acquisition and transfer of Company Common Stock by the Stockholder and its Affiliates (as defined below);

          NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Company and the Stockholder hereby agree as follows:

                                   ARTICLE I

                                  Definitions

          SECTION 1.01. Definitions. (a) As used in this Agreement, the following terms shall have the following meanings:

          "Affiliate" has the meaning set forth in Rule 12b-2, as in effect on the date hereof, under the Exchange Act.

          "beneficially own" has the meaning set forth in Rule 13d-3, as in effect on the date hereof, under the Exchange Act.

          "Business Day" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

          "Buyout Transaction" means a tender offer, merger, sale of all or substantially all of the Company's assets or any similar transaction that offers each holder of Company Common Stock (other than, if applicable, the Person proposing such transaction) the opportunity to dispose of all Company Common Stock beneficially owned by each such holder or otherwise contemplates the acquisition of all (but not less than all) Company Common Stock beneficially owned by each such holder.

          "Closing" has the meaning set forth in the Purchase Agreement.

          "Closing Date" has the meaning set forth in the Purchase Agreement.

          "Commission" means the U.S. Securities and Exchange Commission and any successor agency.

          "Director" means a member of the Board.

          "Employee Plan" means any equity incentive plan, agreement, bonus, award, stock purchase plan, stock option plan or other stock arrangement with respect to any directors, officers or other employees of the Company.

          "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

          "Governmental Entity" means any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

          "Group" has the meaning set forth in Rule 13d-5, as in effect on the date hereof, under the Exchange Act.

          "Holder" means the Stockholder, the Initial Holder and any Subsidiary Transferee.

          "Independent Director" means a Director who is not, at the time of determination, (i) a director, officer, employee or Affiliate of any Holder or
(ii) an officer or employee of the Company.

          "Initial Holder" means the Stockholder.

          "Person" means any individual, firm, corporation, partnership, limited partnership, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

          "Register," "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.

          "Registrable Stock" means the Stockholder Shares and any securities issued or issuable with respect to any Stockholder Shares by way of conversion, exchange, replacement, stock dividend, stock split or other distribution or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. For purposes of this Agreement, any Registrable Stock shall cease to be Registrable Stock when
(i) a registration statement covering such Registrable Stock has been declared effective and such Registrable Stock has been disposed of pursuant to such effective registration statement, (ii) such Registrable Stock is sold by a Person in a transaction in which the rights under the provisions of this Agreement are not assigned or (iii) such Registrable Stock is sold pursuant to Rule 144(k) (or any similar provision then in force, but not Rule 144A) under the 1933 Act without registration under the 1933 Act.

          "Securities Act" means the United States Securities Act of 1933, as amended.

          "Stockholder Director" means a Director designated by the Stockholder pursuant to this Agreement.

          "Stockholder Shares" means Company Common Stock now or hereafter beneficially owned by the Stockholder, the Initial Holder or a Subsidiary Transferee and any securities issued or issuable with respect to any such Common Stock by way of conversion, exchange, replacement, stock dividend, stock split or other distribution or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

          "Third Party Offer" means a bona fide offer to enter into a Buyout Transaction by a Person other than the Stockholder or any of its Affiliates or any other Person acting on behalf of the Stockholder or any of its Affiliates that does not treat the Stockholder or any of its Affiliates differently than other holders of Company Common Stock and that is approved by two-thirds of the Independent Directors.

          (b) The following terms have the meanings set forth in the Sections set forth below:

         Term                                                   Location

         Agreement.................................            Preamble
         Board.....................................            Recitals
         Company...................................            Preamble
         Company Common Stock......................            Recitals
         Initial Restriction Period................            Section 4.02(a)
         Initiating Holders........................            Section 5.03(a)
         Purchase Agreement........................            Recitals
         Selling Stockholders......................            Section 4.05
         Shelf Registration........................            Section 5.05(a)
         Standstill Period.........................            Section 4.01(a)
         Stockholder...............................            Preamble

         Subsidiary Transferee.....................            Section 4.02(b)
         Transfer..................................            Section 4.02(a)
         Transfer Notice...........................            Section 4.05(a)


                                  ARTICLE II

                                  Governance

          SECTION 2.01. Initial Board Representation. As soon as practicable following the Closing, the Company will (a) take such actions as may be necessary to increase the size of the Board to nine, and (b) exercise all authority to fill the two vacancies thereby created in two classes of Directors with William R. Grant and John O. Parker. William R. Grant is an Independent Director.

          SECTION 2.02. Continuing Board Representation. (a) As long as the Holders, in the aggregate, own Stockholder Shares constituting at least 20% of the outstanding Company Common Stock, the parties hereto shall exercise all authority under applicable law to cause any slate of Directors presented to the stockholders of the Company for election to the Board to consist of such nominees that, if elected, would result in a Board that included two, and only two, individuals designated by the Stockholder, at least one of whom will be an Independent Director.

          (b) As long as the Holders, in the aggregate, own Stockholder Shares constituting at least 10% but less than 20% of the outstanding Company Common Stock, the parties hereto shall exercise all authority under applicable law to cause any slate of Directors presented to the stockholders of the Company for election to the Board to consist of such nominees that, if elected, would result in a Board that included one, and only one, individual designated by the Stockholder. Such individual to be designated by the Stockholder is not required to be an Independent Director.

          (c) If the Holders, in the aggregate, own Stockholder Shares constituting less than 10% of the outstanding Company Common Stock, the Company shall have no obligation pursuant to this Agreement to cause any slate of Directors presented to the stockholders of the Company for election to the Board to include any nominee designated by the Stockholder.

          (d) As long as the Stockholder has the right, pursuant to Section 2.02(a), to designate two Directors, to the extent possible, the Stockholder Directors shall be elected to different classes. Initially, John O. Parker will be elected to the class of Directors which will be up for reelection in 2000, and William R. Grant will be elected to the class of Directors which will be up for reelection in 2001.

          (e) As long as the Holders, in the aggregate, own Stockholder Shares constituting at least 20% of the outstanding Company Common Stock, the Board shall not consist of more than ten Directors unless the Stockholder is given an opportunity to designate one additional Independent Director to the Board; provided that the Company shall not be obligated to offer such opportunity to the Stockholder if (i) United Kingdom generally accepted accounting principles and practices as in effect at the time of determination do not require the Stockholder to have an additional Director on the Board to maintain equity accounting for its interest in the Company or (ii) at any time between the date of this Agreement and the time of determination, the Stockholder and its Affiliates have ceased to own Stockholder Shares constituting at least 20% of the outstanding Company Common Stock.

          SECTION 2.03. Resignations and Replacements. Subject to Section 2.02, Section 2.03(b) and Section 2.05, if a Stockholder Director ceases to serve as a Director for any reason, the vacancy created by such Director ceasing to serve shall be filled by the affirmative vote of a majority of the remaining Directors then in office with an individual designated by the Stockholder.

          (b) In the event that at any time the number of Stockholder Directors on the Board is greater than the number of Directors that the Stockholder has the right to designate pursuant to Section 2.02, then that number of Stockholder Directors shall be deemed to have resigned immediately upon the occurrence of such event such that the remaining number of Stockholder Directors, if any, conform to the provisions of this Agreement, and the Stockholder shall take all action to promptly effect such resignation.

          SECTION 2.04. Committees. As long as the Holders, in the aggregate, own at least 10% of the outstanding Company Common Stock, the Company shall exercise all authority to cause the Board to designate one Stockholder Director to serve as a member of each committee of the Board, other than the Executive Committee, to the same extent, and on the same basis, as the other Directors; provided, however, that the Stockholder Director appointed to serve on the Audit and Finance Committee shall be an Independent Director, and the Board shall not be required to designate a Stockholder Director to serve as a member of the Audit and Finance Committee at any time that there is no Stockholder Director who is an Independent Director; and provided, further, that if any applicable law or regulation of the New York Stock Exchange shall prohibit the Board from appointing the Stockholder Director who is not an Independent Director to serve on any committee, at any time there is no Stockholder Director who is an

Independent Director, the Board shall not be required to appoint any Stockholder Director to serve on such committee.

          SECTION 2.05. Approval of Director Nominees. Any individual designated by the Stockholder pursuant to Sections 2.01, 2.02 or 2.03, shall be reasonably acceptable to the Company.

          SECTION 2.06. No Voting Trust. This Agreement does not create or constitute, and shall not be construed as creating or constituting, a voting trust agreement under the Delaware General Corporation Law or any other applicable corporation law.

          SECTION 2.07. Reinstatement. If the Standstill Period is reinstated pursuant to Section 4.01(b), the terms of this Article II and all other terms of this Agreement also shall be reinstated.


                                  ARTICLE III

                      Voting Rights and Appraisal Rights

          SECTION 3.01. Voting Restrictions. (a) During the Standstill Period (as defined in Article IV), the Stockholder shall, and shall cause its Affiliates to, (i) so long as the Board includes at least one Stockholder Director, vote all of their Company Common Stock in favor of nominees or Directors designated by the Board, or any committee thereof, not in violation of Article II and (ii) on votes relating to other matters, either, in Stockholder's sole discretion, (x) vote all of their shares of Company Common Stock as recommended by the Board or (y) in proportion to the votes cast with respect to the shares of Company Common Stock not owned by the Stockholder and its Affiliates.

          (b) Notwithstanding Section 3.01(a) and except as provided in
Section 4.04, the Stockholder and its Affiliates may, in connection with any required vote of the Company's stockholders, vote their shares of Company Common Stock at their discretion with respect to (i) any amendments to the Company's Restated Certificate of Incorporation, (ii) any recapitalization, restructuring or similar transaction or series of transactions involving the Company, (iii) any dissolution or complete or partial liquidation, or similar arrangement, of the Company, (iv) any merger, consolidation or other business combination of the Company, (v) any issuance of any shares of Company Common Stock, or (vi) any sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company to any Person, which, in the case of clause (ii), (iv) or (v), results in any one Person or Group of Persons becoming the beneficial owner, directly or indirectly, of more than 50% of the outstanding Company Common Stock or, in the case of clause (i), either results in any one Person or Group of Persons becoming the beneficial owner, directly or indirectly, of more than 50% of the outstanding Company Common Stock or, in any way, affects the Holders adversely in a manner different from the other holders of Company Common Stock.

          SECTION 3.02. Appraisal Rights. The Stockholder and its Affiliates shall not exercise any appraisal or dissenters' rights they may otherwise have under Delaware General Corporation Law or otherwise as a result of any of the transactions described in Section 3.01(b).


                                  ARTICLE IV

                             Standstill Provisions

          SECTION 4.01. Standstill Period. (a) The "Standstill Period" shall mean the period beginning on the Closing Date and continuing until the earlier of (i) the tenth anniversary of the Closing Date and (ii) the date on which the Stockholder and its Affiliates, in the aggregate, beneficially own less than 10% of the outstanding Company Common Stock.

          (b) In the event the Standstill Period is discontinued pursuant to
Section 4.01(a)(ii), the Standstill Period shall be reinstated if, prior to the occurrence of the event described in Section 4.01(a)(i), the Stockholder and its Affiliates, in the aggregate, beneficially own 10% or more of the outstanding Company Common Stock. Notwithstanding the foregoing, in no event shall the Standstill Period continue past the tenth anniversary of the Closing Date.

          SECTION 4.02. Transfer Restrictions. (a) Beginning on the Closing Date and continuing for 18 months thereafter (the "Initial Restriction Period"), the Stockholder shall not, and shall cause its Affiliates not to, directly or indirectly, sell, transfer, assign, pledge, hypothecate or otherwise dispose of ("Transfer") any shares of Company Common Stock except
(i) to a wholly owned subsidiary of the Stockholder that expressly assumes the Stockholder's obligations under this Agreement relating to such Company Common Stock (a "Subsidiary Transferee") or to the Stockholder, (ii) pursuant to the incidental registration rights provided for in Section 5.04 or (iii) pursuant to a Third Party Offer; provided, however, that no rights under this Agreement shall Transfer to any transferee of Company Stock pursuant to Sections 4.02(a)(ii) or 4.02(a)(iii).

          (b) Following the Initial Restriction Period, for so long as the Standstill Period is in effect, the Stockholder shall not, and shall cause its Affiliates not to, Transfer shares of Company Common Stock except (i) with the prior approval of a majority of the Independent Directors and in accordance with the provisions of Section 4.05, (ii) pursuant to a bona fide public offering registered under the Securities Act in which the Holders shall use commercially reasonable efforts to (x) effect as wide a distribution of such Company Common Stock as is reasonably practicable and (y) prevent any Person or Group from acquiring pursuant to such offering beneficial ownership of Company Common Stock representing in the aggregate 5% or more of the outstanding Company Common Stock, (iii) pursuant to Rule 144 under the Securities Act (excluding any Transfer of shares of Company Common Stock under Rule 144A), (iv) to a Person or Group that is permitted to file a Schedule 13G under the Exchange Act and that, after giving effect to such Transfer, would beneficially own Company Common Stock representing in the aggregate less than 5% of the outstanding Company Common Stock or (v) in any transaction expressly permitted by Section 4.02(a)(i), 4.02(a)(ii) or 4.02(a)(iii); provided, however, that no rights under this Agreement shall Transfer to any transferee of Company Stock pursuant to Sections 4.02(a)(ii), 4.02(a)(iii), 4.02(b)(i), 4.02(b)(ii), 4.02(b)(iii) or 4.02(b)(iv).

          (c) The Stockholder agrees that it will not Transfer its interests in any Initial Holder or Subsidiary Transferee unless prior thereto the Company Common Stock held by such entity is transferred to the Stockholder or one or more Subsidiary Transferees; provided, however, that any transfer or assignment by operation of law in connection with any merger of the Stockholder or the sale of all or substantially all the Stockholder's assets shall not be deemed a breach of this Section 4.02(c).

          SECTION 4.03. Acquisition of Additional Shares; Other Restrictions. During the Standstill Period, except with the prior approval of a majority of the Independent Directors, the Stockholder shall not, directly or indirectly, and shall cause its Affiliates not to, directly or indirectly:

          (a) acquire, announce an intention to acquire, offer to acquire, or enter into any agreement, arrangement or undertaking of any kind the purpose of which is to acquire, by purchase, exchange or otherwise, (i) any shares of Company Common Stock (other than pursuant to any Employee Plan), if the effect of such acquisition would be to increase the number of shares of Company Common Stock beneficially owned by the Stockholder and its Affiliates, in the aggregate, to an amount representing more than 29.5% of the outstanding Company Common Stock or (ii) any other security convertible into, or any option, warrant or right to acquire, Company Common Stock (other than pursuant to any Employee Plan) or (iii) all or substantially all of the assets of the Company or any of its Affiliates, provided that (x) Sections 4.03(a)(i) and
(ii) shall not be applicable if the aggregate percentage of outstanding Company Common Stock is increased solely as a result of corporate action taken by the Company and not caused by any action taken by the Stockholder or any of its Affiliates and (y) the ownership by any employee benefit plan of the Stockholder or its Affiliates in any diversified index, mutual or pension fund managed by an independent investment advisor, which fund in turn holds, directly or indirectly, Company Common Stock shall not be deemed to be a breach of Section 4.03(a)(i) if not more than 5% of such fund's assets are comprised of Company Common Stock.

          (b) Solicit, or participate in any solicitation of, proxies with respect to any Company Common Stock, or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A of the Exchange
Act) in opposition to any matter that has been recommended by a majority of the Independent Directors or in favor of any matter that has not been approved by a majority of the Independent Directors, or that is not a Third Party Offer.

          (c) Propose or otherwise solicit stockholders of the Company for the approval of one or more stockholder proposals, seek or solicit support for (whether publicly or privately) any written consent of stockholders of the Company, attempt to call a special meeting of stockholders (except with the approval of a majority of the Independent Directors), nominate or attempt to nominate any Person for election as a Director (except in accordance with Article II), or seek the removal or resignation of any Director (other than a Stockholder Director) (except in accordance with Article II), in each case in opposition to any matter that has been recommended by a majority of the Independent Directors (and such recommendation has not been revoked or withdrawn) or in favor of any matter that has not been approved by a majority of the Independent Directors, or that is not a Third Party Offer.

          (d) Deposit any Company Common Stock in a voting trust or similar agreement or subject any Company Common Stock to any arrangement or agreement with respect to the voting of such Company Common Stock; provided, however, that this Section 4.03 shall not prohibit any such arrangement solely among Stockholder and any of its wholly-owned subsidiaries.

          (e) Take any action to form, join or in any way participate in any partnership, limited partnership, syndicate or other Group with respect to Company Common Stock or otherwise act in concert with any Person for the purpose of circumventing the provisions or purposes of this Agreement.

          (f) Propose (or publicly announce or otherwise disclose an intention to propose), solicit, offer, seek to effect, negotiate with or provide any confidential information relating to the Company or its business to any other Person with respect to, any tender or exchange offer, merger, consolidation, share exchange, business combination, restructuring, recapitalization or similar transaction involving the Company; provided, that nothing set forth in this Section 4.03(f) shall prohibit the Stockholder from soliciting, offering, seeking to effect and negotiating with any Person with respect to Transfers of Company Common Stock otherwise permitted by this Article IV; provided further, that in so doing the Stockholder shall not (x) issue any press release or otherwise make any public statements (other than statements made in response to any request by any Person for confirmation by the Stockholder or any of its Affiliates of information contained in any statement on Schedule 13D under the Exchange Act) with respect to such action (provided that the Stockholder may, and may permit its Affiliates to, make any statement required by applicable law, including without limitation, the amendment of any statement on Schedule 13D under the Exchange Act); provided, however, that in doing so Stockholder shall not provide any confidential information relating to the Company or its business to any such Person, and; provided, further, that nothing in this
Section 4.04(f), shall apply to discussions between or among officers, employees or agents of Stockholder and the Stockholder Directors.

          (g) Take any other action to seek control (as such term is defined under Rule 12b-2 of the Exchange Act) of the Company.

          (h) Make or in any way advance any request or proposal to amend, modify or waive any provision of this Agreement except in a nonpublic and confidential manner.

          (i) Announce an intention to do, or solicit, assist, prompt, induce or attempt to induce any Person to do, any of the actions restricted or prohibited under subparagraphs (a) through (h) above.

          Notwithstanding the restrictions contained in this Section 4.03, none of actions taken by any Stockholder Director as a member of the Board pursuant to such Person's responsibilities in such capacity, the exercise by the Stockholder of its voting rights in accordance with Section 3.01 with respect to any Company Common Stock it beneficially owns, or actions taken by the Stockholder in accordance with Section 4.04 shall be deemed to violate this Section 4.03.

SECTION 4.04. Third Party Offers. (a) In the event the Company becomes the subject of a Third Party Offer, then the Stockholder and its Affiliates shall promptly and in any event within ten days after the Stockholder receives notice of such Third Party Offer (whether as a result of the public announcement thereof or otherwise), either (i) make a bona fide offer to enter into a Buyout Transaction with currently realizable value that is at least as great as that of the Third Party Offer and otherwise with terms substantially the same as the Third Party Offer or (ii) be obligated to, and, upon request by a majority of the Independent Directors, confirm in writing that they will, support such Third Party Offer by voting in favor of such Third Party Offer or by tendering their shares of Company Common Stock pursuant to the Third Party Offer, or both, as applicable.

          (b) If the Company becomes subject of another Third Party Offer that provides for greater currently realizable value to the Company's stockholders than any previously proposed Third Party Offer, the Stockholder and its Affiliates shall have the same rights and obligations with respect to such other Third Party Offer as set forth in Section 4.04(a).

          (c) In the event the Company becomes the subject of a Buyout Transaction that is not a Third Party Offer but that is approved by a majority of the Independent Directors, the Stockholder and its Affiliates shall be permitted to support such Buyout Transaction, vote in favor of such Buyout Transaction or tender or sell Company Common Stock to the Person making such Buyout Transaction.

          (d) In the event the Company becomes the subject of a Buyout Transaction that is not a Third Party Offer and that is not approved by a majority of the Independent Directors, the Stockholder shall not, and shall cause the other Holders and its controlled Affiliates not to, support such Buyout Transaction, vote in favor of such Buyout Transaction or tender or sell Company Common Stock to the Person making such Buyout Transaction.

          SECTION 4.05. Right of First Refusal. Prior to any Transfer of shares of Company Common Stock pursuant to Section 4.02(b)(i), the Holder (a "Selling Stockholder") shall give the Company the opportunity to purchase, or designate an alternative purchaser of such Company Common Stock in the following manner:

          (a) The Selling Stockholder shall give to the Company written notice (the "Transfer Notice") of the proposed Transfer, specifying the proposed transferee, the number of shares of Company Common Stock proposed to be disposed of, the proposed consideration to be received in exchange therefor, and the other material terms of the proposed Transfer.

          (b) The Company shall have the right, exercisable by written notice given to such Selling Stockholder within 10 Business Days after receipt of such Transfer Notice, to purchase (or to cause another Person designated by the Company to purchase) all, but not less than all, of the Company Common Stock specified in such Transfer Notice at the purchase price and on the other terms set forth therein. If the consideration specified in the Transfer Notice includes any property other than cash, such purchase price shall be deemed to be the amount of any cash included as part of such consideration plus the value (as jointly determined by internationally recognized investment banking firms selected by each of the Selling Stockholder and the Company or, in the event such firms are unable to agree, a third internationally recognized investment banking firm to be selected by the first two such firms) of such other property included in such consideration, and the date of which the Company must exercise its right of first refusal pursuant to this Section 4.05 shall be extended until five Business Days after the determination of the value of property included in the consideration.

          (c) If the Company exercises its right of first refusal pursuant to this Section 4.05, the closing of the purchase of the Company Common Stock with respect to which such right has been exercised shall take place within five Business Days after the Company gives notice of such exercise or five Business Days after the determination of the value of property included in the consideration, as applicable; provided that if any approval of or notice to any Governmental Entity is required in connection with such purchase of Company Common Stock, the Selling Stockholder and the Company shall use all reasonable effort to obtain such approvals or to provide such notices and the closing shall take place within five Business Days after receipt of the last such approval and expiration of any required waiting periods. If the Company does not exercise its right of first refusal pursuant to this Section 4.05 within the time specified for such exercise, the Selling Stockholder shall be free during the 90-day period following the expiration of such time for exercise to sell the Company Common Stock specified in such Transfer Notice to the Person specified therein for the consideration (or at any price in excess thereof) and on substantially the same terms (or on other terms more favorable to the Selling Stockholders) specified therein; provided, however, that if the Selling Stockholders have entered into written agreement to sell such Common Stock prior to the expiration of such 90-day period, the closing of such sale may occur within 90 days thereafter.

          SECTION 4.06. Additional Shares. All shares of Company Common Stock acquired pursuant to this Article IV or as a result of a recapitalization of the Company or any other action taken by the Company, shall be subject to all of the terms, covenants and conditions of this Agreement.


                                   ARTICLE V

                              Registration Rights

          SECTION 5.01. Restrictive Legend. (a) Each certificate representing shares of Registrable Stock shall, except as otherwise provided in this
Section 5.01 or in Section 5.02, be stamped or otherwise imprinted with legends substantially in the following form:

          (i) "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS ON DISPOSITION AND OTHER RESTRICTIONS OF A STOCKHOLDERS AGREEMENT DATED AS OF JULY 2, 1999, BETWEEN SMITHKLINE BEECHAM PLC AND QUEST DIAGNOSTICS INCORPORATED."; and

          (ii) "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE."

          (b) The Company shall, at the request of the Holder, remove from each certificate evidencing Stockholder Shares transferred in compliance with the terms of Section 4.02 and with respect to which no rights under this Agreement shall transfer, the legend described in Section 5.01(a)(i), and shall remove from each certificate evidencing Stockholder Shares the legend described in Section 5.01(a)(ii) if in the opinion of counsel satisfactory to the Company the securities evidenced thereby may be publicly sold without registration under the Securities Act.

          SECTION 5.02. Notice of Proposed Transfer. Prior to any proposed transfer of any shares of Registrable Stock (other than to a Subsidiary Transferee or pursuant to a Third Party Offer or under the circumstances described in Sections 5.03, 5.04 or 5.05), the holder thereof shall give written notice to the Company of its intention to effect such transfer. Each such notice shall describe the manner of the proposed transfer and, if requested by the Company, shall be accompanied by an opinion of counsel satisfactory to the Company to the effect that the proposed transfer may be effected without registration under the Securities Act, whereupon the holder of such Registrable Stock shall be entitled to transfer such Registrable Stock in accordance with the terms of its notice, subject in any event to the restrictions in Article IV; provided, however, that no such opinion of counsel shall be required for a transfer to one or more partners of the transferor (in the case of a transferor that is a partnership) or to an Affiliated corporation (in the case of a transferor that is a corporation), subject in any event to the restrictions in Article IV. Each certificate for Registrable Stock transferred as above provided shall bear the legend set forth in Section 5.01(a)(ii), except that such certificate shall not bear such legend if (i) such transfer is in accordance with the provisions of Rule 144 of the Securities Act (or any other rule permitting public sale without registration under the Securities Act) or (ii) the opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee (other than an Affiliate of the Company) would be entitled to transfer such securities in a public sale without registration under the Securities Act. The restrictions provided for in this Section 5.02 shall not apply to securities that are not required to bear the legend prescribed by Section 5.01(a)(ii) in accordance with the provisions of Section 5.01.

          SECTION 5.03. Request for Registration. (a) On and after the expiration of the Initial Restriction Period, any Holder or Holders (the "Initiating Holders") may request in a written notice that the Company file a registration statement under the Securities Act (or a similar document pursuant to any other statute then in effect corresponding to the Securities
Act) covering the registration of any or all Registrable Stock held by such Initiating Holders in the manner specified in such notice, provided that there must be included in such registration Registrable Stock having a minimum value of $50,000,000 (based on the current market price of such Registrable Stock). Following receipt of any notice under this Section 5.03 the Company shall use its best efforts to cause to be registered under the Securities Act all Registrable Stock that the Initiating Holders have requested be registered in accordance with the manner of disposition specified in such notice by the Initiating Holders.

          (b) If the Initiating Holders intend to have the Registrable Stock distributed by means of an underwritten offering, the Holders shall enter into an underwriting agreement in customary form with the underwriter or underwriters. Such underwriter or underwriters shall be an internationally recognized investment banking firm selected by the Holders and approved by the Company, which approval shall not be unreasonably withheld; provided, that (i) all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such Holders of Registrable Stock, (ii) any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement shall be conditions precedent to the obligations of such Holders of Registrable Stock, and (iii) no Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, the Registrable Stock of such Holder and such Holder's intended method of distribution and any other representations required by law or reasonably required by the underwriter. If any Holder of Registrable Stock disapproves of the terms of the underwriting, such Holder may elect to withdraw all its Registrable Stock by written notice to the Company, the managing underwriter and the Initiating Holders. The securities so withdrawn shall also be withdrawn from registration.

          (c) Notwithstanding any provision of this Agreement to the contrary,

          (i) the Company shall not be required to effect a registration pursuant to this Section 5.03 during the period starting with the date of filing by the

     Company of, and ending on a date 120 days following the effective date of, a registration statement pertaining to a public offering of securities for the account of the Company or on behalf of the selling stockholders under any other registration rights agreement which the Holders have been entitled to join pursuant to Section 5.04; provided, that the Company shall actively employ in good faith all reasonable efforts to cause such registration statement to become effective as soon as possible;

          (ii) if the Company shall furnish to such Holders a certificate signed by the president of the Company stating that in the good faith opinion of the Board such registration would interfere with any material transaction then being pursued by the Company, then the Company's obligation to use all reasonable efforts to file a registration statement shall be deferred for a period not to exceed 60 days;

          (iii) the Company shall not be required to effect a registration pursuant to this Section 5.03 if the Registrable Stock requested by all Holders to be registered pursuant to such registration are included in, and eligible for sale under, the Shelf Registration (as defined below); and

          (iv) the Company shall not be required to effect a registration pursuant to this Section 5.03 more than one time in any twelve-month period or at any time when a registration statement pursuant to Section
     5.05 is in effect.

          (d) The Company shall not be obligated to effect and pay for more than four registrations pursuant to this Section 5.03; provided, that a registration requested pursuant to this Section 5.03 shall not be deemed to have been effected for purposes of this Section 5.03(d) unless (i) it has been declared effective by the Commission, (ii) it has remained effective for the period set forth in Section 5.06(a) and (iii) the offering of Registrable Stock pursuant to such registration is not subject to any stop order, injunction or other order or requirement of the Commission (other than any such stop order, injunction, or other requirement of the Commission prompted by any act or omission of Holders of Registrable Stock).

          SECTION 5.04. Incidental Registration. (a) Subject to Section 5.09, if at any time the Company determines that it shall file a registration statement under the Exchange Act for the registration of Company Common Stock (other than a registration statement on a Form S-4 or S-8 or filed in connection with an exchange offer or an offering of securities solely to the Company's existing stockholders) on any form that would also permit the registration of the Registrable Stock and such filing is to be on its behalf or on behalf of selling holders of its securities for the general registration of Company Common Stock to be sold for cash, the Company shall each such time promptly give the Stockholder written notice of such determination setting forth the date on which the Company proposes to file such registration statement, which date shall be no earlier than 15 days from the date of such notice, and advising the Stockholder of its right to have Registrable Stock included in such registration. Upon the written request of any Holder received by the Company no later than 15 days after the date of the Company's notice, the Company shall use all reasonable efforts to cause to be registered under the Securities Act all of the Registrable Stock that each such Holder has so requested to be registered.

          (b) If, in the written opinion of the managing underwriter (or, in the case of a non-underwritten offering, in the written opinion of the Company), the total amount of such securities to be so registered, including such Registrable Stock, will exceed the maximum amount of the Company's securities which can be marketed (i) at a price reasonably related to the then current market value of such securities, or (ii) without otherwise materially and adversely affecting the entire offering, then the Company shall be entitled to reduce the number of shares of Registrable Stock to be sold in such offering by the Holders and any other stockholder of the Company hereafter granted incidental registration rights in proportion (as nearly as practicable) to the amount of Registrable Stock requested to be included by each Holder and each other stockholder at the time of filing the registration statement.

          SECTION 5.05. Shelf Registration. (a) On or after the expiration of the Initial Restriction Period, a Holder may use one of its request registration rights granted pursuant to Section 5.03, subject to the limitations of Section 5.03(d), to request that the Company file a "shelf" registration statement pursuant to Rule 415 under the Securities Act (the "Shelf Registration") with respect to the Registrable Stock. The Company shall
(i) use all reasonable efforts to have the Shelf Registration declared effective as soon as reasonably practicable following such request and (ii) subject to Section 5.03(c)(ii), use all reasonable efforts to keep the Shelf Registration continuously effective from the date such Shelf Registration is declared effective until at least the second anniversary of such effective date in order to permit the prospectus forming a part thereof to be usable by Holders during such period.

          (b) Subject to Section 5.03(c)(ii), the Company shall supplement or amend the Shelf Registration, (i) as required by the registration form utilized by the Company or by the instructions applicable to such registration form or by the Securities Act, (ii) to include in such Shelf Registration any additional securities that become Registrable Stock by operation of the definition thereof and (iii) following the written request of an Initiating Holder pursuant to Section 5.05(c), to cover offers and sales of all or a part of the Registrable Stock by means of an underwriting. The Company shall furnish to the Holders of the Registrable Stock to which the Shelf Registration relates copies of any such supplement or amendment sufficiently in advance (but in no event less than five Business Days in advance) of its use or filing with the Commission to allow the Holders a meaningful opportunity to comment thereon.

          (c) The Holders may, at their election and upon written notice by an Initiating Holder to the Company, subject to the limitations set forth in
Section 5.03(c)(ii), effect offers and sales under the Shelf Registration by means of one or more underwritten offerings, in which case the provisions of
Section 5.03(b) shall apply to any such underwritten distribution of securities under the Shelf Registration and such underwriting shall, if sales of Registrable Stock pursuant thereto shall have closed, be regarded as the exercise of one of the registration rights contemplated by Section 5.03.

          SECTION 5.06. Obligations of the Company. Whenever required under Sections 5.03 and 5.05 to use all reasonable efforts to effect the registration of any Registrable Stock, the Company shall, as expeditiously as possible:

          (a) prepare and file with the Commission a registration statement with respect to such Registrable Stock (which shall be filed in no event later than 90 days after written notice requesting a registration statement under Sections 5.03 or 5.05 has been received by the Company, and use all reasonable efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby determined as provided hereafter; provided that the Company shall not be required to keep any Registration Statement (other than the Shelf Registration) effective more than 120 days;

          (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Stock covered by such registration statement and as may be necessary to keep such Registration Statement effective for a reasonable period not to exceed 120 days (or, in the case of the Shelf Registration, as provided in Section 5.05(a)) and promptly notify the Holders of any stop order issued or, to the Company's knowledge, threatened to be issued by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered;

          (c) furnish to the Holders such numbers of copies of the registration statement and the prospectus included therein (including each preliminary prospectus and any amendments or supplements thereto in conformity with the requirements of the Securities Act any exhibits filed therewith and such other documents and information as they may reasonably request;

          (d) use all reasonable efforts to register or qualify the Registrable Stock covered by such registration statement under such other securities or blue sky laws of such jurisdiction within the United States and Puerto Rico as shall be reasonably appropriate for the distribution of the Registrable Stock covered by the registration statement; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in or to file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this paragraph (d) be obligated to do so; and provided, further, that the Company shall not be required to qualify such Registrable Stock in any jurisdiction in which the securities regulatory authority requires that any Holder submit any shares of its Registrable Stock to the terms, provisions and restrictions of any escrow, lockup or similar agreement(s) for consent to sell Registrable Stock in such jurisdiction unless such Holder agrees to do so;

          (e) promptly notify each Holder for whom such Registrable Stock is covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. In the event the Company shall give such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective as provided in Section 5.06(a) (or, in the case of the Shelf Registration, Section 5.05(a)) by the number of days during the period from and including the date of the giving of such notice to the date when the Company shall make available to the Holders such supplemented or amended prospectus;

          (f) furnish, at the request of any Holder requesting registration of Registrable Stock pursuant to Sections 5.03 or 5.05, if the method of distribution is by means of an underwriting, on the date that the shares of Registrable Stock are delivered to the underwriters for sale pursuant to such registration, or if such Registrable Stock is not being sold through underwriters, on the date that the registration statement with respect to such shares of Registrable Stock becomes effective, (1) a signed opinion, dated such date, of the independent legal counsel representing the Company for the purpose of such registration, addressed to the underwriters, if any, and if such Registrable Stock is not being sold through underwriters, then to the Holders making such request, as to such matters as such underwriters or the Holders holding a majority of the Registrable Stock included in such registration, as the case may be, may reasonably request and as would be customary in such a transaction; and (2) letters dated such date and the date the offering is priced from the independent certified public accountants of the Company, addressed to the underwriters, if any, and if such Registrable Stock is not being sold through underwriters, then to the Holders making such request and, if such accountants refuse to deliver such letters to such Holders, then to the Company (i) stating that they are independent certified public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements and other financial data of the Company included in the registration statement or the prospectus, or any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and (ii) covering such other financial matters (including information as to the period ending not more than five Business Days prior to the date of such letters) with respect to the registration in respect of which such letter is being given as such underwriters or the Holders holding a majority of the Registrable Stock included in such registration, as the case may be, may reasonably request and as would be customary in such a transaction;

          (g) enter into customary agreements (including if the method of distribution is by means of an underwriting, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Stock to be so included in the registration statement;

          (h) otherwise use all reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, but not later than 18 months after the effective date of the registration statement, an earnings statement covering the period of at least 12 months beginning with the first full month after the effective date of such registration statement, which earnings statements shall satisfy the provisions of Section 11(a) of the Securities Act; and

          (i) use all reasonable efforts to list the Registrable Stock covered by such registration statement with any securities exchange on which the Company Common Stock is then listed.

For purposes of Sections 5.06(a) and 5.06(b), the period of distribution of Registrable Stock in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Registrable Stock in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Stock covered thereby and six months after the effective date thereof.

          SECTION 5.07. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement that the Holders shall furnish to the Company such information regarding themselves, the Registrable Stock held by them, and the intended method of disposition of such securities as the Company shall reasonably request and as shall be required in connection with the action to be taken by the Company.

          SECTION 5.08. Expenses of Registration. All expenses incurred in connection with each registration pursuant to Sections 5.03, 5.04 and 5.05 of this Agreement, excluding underwriters' discounts and commissions, but including without limitation all registration, filing and qualification fees, word processing, duplicating, printers' and accounting fees (including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance), fees of the National Association of Securities Dealers, Inc. or listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky laws, and the fees and disbursements of counsel for the Company, shall be paid by the Company; provided, however, that if a registration request pursuant to Section
5.03 or 5.05 is subsequently withdrawn by the Holders the Company shall not be required to pay any expenses of such registration proceeding, and such withdrawing Holders shall bear such expenses. The Holders shall bear and pay the underwriting commissions and discounts applicable to securities offered for their account and the fees and disbursements of their counsel in connection with any registrations, filings and qualifications made pursuant to this Agreement.

          SECTION 5.09. Underwriting Requirements. In connection with any underwritten offering, the Company shall not be required under Section 5.04 to include shares of Registrable Stock in such underwritten offering unless the Holders of such shares of Registrable Stock accept the terms of the underwriting of such offering that have been reasonably agreed upon between the Company and the underwriters selected by the Holders.

          SECTION 5.10. Indemnification. In the event any Registrable Stock is included in a registration statement under this Agreement:

          (a) The Company shall indemnify and hold harmless each Holder, such Holder's directors and officers, each person who participates in the offering of such Registrable Stock, including underwriters (as defined in the Securities Act), and each person, if any, who controls such Holder or participating person within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in such registration statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse each such Holder, such Holder's directors and officers, such participating person or controlling person for any legal or other expenses reasonably incurred by them (but not in excess of expenses incurred in respect of one counsel for all of them) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 5.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company; provided, further, that the Company shall not be liable to any Holder, such Holder's directors and officers, participating person or controlling person in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, such Holder's directors and officers, participating person or controlling person. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Holder, such Holder's directors and officers, participating person or controlling person, and shall survive the transfer of such securities by such Holder.

          (b) Each Holder requesting or joining in a registration severally and not jointly shall indemnify and hold harmless the Company, each of its directors and officers, each person, if any, who controls the Company within the meaning of the Securities Act, and each agent and any underwriter for the Company (within the meaning of the Securities Act) against any losses, claims, damages or liabilities, joint or several, to which the Company or any such director, officer, controlling person, agent or underwriter may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by or on behalf of such Holder expressly for use in connection with such registration; and each such Holder shall reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, agent or underwriter (but not in excess of expenses incurred in respect of one counsel for all of them) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 5.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder, and provided, further, that the liability of each Holder hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the net proceeds from the sale of the shares sold by such Holder under such registration statement bears to the total net proceeds from the sale of all securities sold thereunder, but not in any event to exceed the net proceeds received by such Holder from the sale of Registrable Stock covered by such registration statement.

          (c) Promptly after receipt by an indemnified party under this
Section 5.10 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 5.10, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in and assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to those available to such indemnifying party, (ii) the indemnifying party and such indemnified party shall have mutually agreed to the retention of such counsel or (iii) in the reasonable opinion of such indemnified party representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding, in which case the indemnified party shall be reimbursed by the indemnifying party for the reasonable expenses incurred in connection with retaining separate legal counsel); provided, however, that an indemnified party shall have the right to retain its own counsel, with all fees and expenses thereof to be paid by such indemnified party, and to be apprised of all progress in any proceeding the defense of which has been assumed by the indemnifying party. The failure to notify an indemnifying party promptly of the commencement of any such action shall not relieve the indemnifying party from any liability in respect of such action which it may have to such indemnified party on account of the indemnity contained in this Section 5.10, unless (and only to the extent) the indemnifying party was prejudiced by such failure, and in no event shall such failure relieve the indemnifying party from any other liability which it may have to such indemnified party. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any claim or pending or threatened proceeding in respect of which the indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability arising out of such claim or proceeding.

                  (d) (i) To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages or liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

                  (ii) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.10(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

          SECTION 5.11. Lockup. Each Holder shall, in connection with any registration of the Company's securities, upon the request of the Company or the underwriters managing any underwritten offering of the Company's securities, agree in writing not to effect any sale, disposition or distribution of any Registrable Stock (other than that included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time from 30 days prior to the effective date of such registration as the Company or the underwriters may specify; provided, however, that (i) all executive officers and directors of the Company shall also have agreed not to effect any sale, disposition or distribution of any Registrable Stock under the circumstances and pursuant to the terms set forth in this Section 5.11 and (ii) in no event shall the Holders be required to not effect any sale, disposition or distribution for longer than 90 days after the Registration Statement becomes effective.

                                  ARTICLE VI

                                 Miscellaneous

          SECTION 6.01. Interpretation. (a) The headings contained in this Agreement and, in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (b) In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

          (c) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include the Person's successors and permitted assigns, (iii) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (iv) all references herein to Articles and Sections shall be construed to refer to Articles and Sections of this Agreement.

          SECTION 6.02. Amendments. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by both parties hereto.

          SECTION 6.03. Assignment. Except where otherwise expressly provided herein, this Agreement and the rights and obligations hereunder shall not be assignable or transferable by the parties hereto (except by operation of law in connection with a merger, or sale of substantially all the assets, of the parties hereto) without the prior written consent of the other party hereto. Any attempted assignment in violation of this Section 6.03 shall be void.

          SECTION 6.04. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

          SECTION 6.05. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

          (i)      if to the Company,

                   Quest Diagnostics Incorporated
                   One Malcolm Avenue
                   Teterboro, NJ  07608
                   Attention:  Raymond C. Marier

         with a copy to:

                   Shearman & Sterling
                   599 Lexington Avenue
                   New York, New York  10022
                   Attention:  Clare O'Brien; and

          (ii)     if to the Stockholder,

                   SmithKline Beecham plc
                   One New Horizons Court
                   Middlesex, TW8 9EP
                   Brentford England
                   Attention:  General Counsel

         with copies to:

                   SmithKline Beecham Corporation
                   One Franklin Plaza
                   Philadelphia, PA  19102
                   Attention:  U.S. General Counsel; and

                   Cravath, Swaine & Moore
                   Worldwide Plaza
                   825 Eighth Avenue
                   New York, New York 10019
                   Attention: Susan Webster

          SECTION 6.06. Attorney Fees. A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

          SECTION 6.07. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 6.07; provided that receipt of copies of such counterparts is confirmed.

          SECTION 6.08. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circum stance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

          SECTION 6.09. Consent to Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (a) a Federal court for the Southern District of New York and (b) any New York state court located in the County of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Company and the Stockholder agrees to commence any action, suit or proceeding relating hereto either in a Federal Court for the Southern District of New York or in a New York state court located in the County of New York. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 6.09. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in

(i) any Federal court for the Southern District of New York or (ii) any New York state court located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          SECTION 6.10. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waivers and certifications in this Section 6.10.

          SECTION 6.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

          SECTION 6.12. Principal Stockholder Information. At any time when the Holders, in the aggregate, own Stockholder Shares constituting (a) at least 10% of the outstanding Company Common Stock in the case of (i) below or
(b) 5% of the outstanding Company Common Stock in the case of (ii) below, the Stockholder shall use commercially reasonable efforts to, and to cause its Affiliates to, promptly provide the Company with such information regarding the Holders (i) as may be reasonably requested by the Company's customers (including, without limitation, with respect to bids or proposals to prospective customers) and (ii) as may be required by applicable law (including under permits and licenses) with respect to principal stockholders of the Company; provided that neither the Stockholder nor its Affiliates shall be required to disclose any confidential information pursuant to this Section 6.12.

          SECTION 6.13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State other than
Section 5-1401 of the New York General Obligations Law.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.


                                            QUEST DIAGNOSTICS
                                            INCORPORATED


                                            By /s/ Kenneth W. Freeman
                                              ------------------------------
                                              Name:  Kenneth W. Freeman
                                              Title: Chief Executive Officer


                                            SMITHKLINE BEECHAM PLC


                                            By /s/ Donald F. Parman
                                              ------------------------------
                                              Name:  Donald F. Parman
                                              Title: Authorized Signatory